EXHIBIT 99.1

Interactive Brand Development, Inc. Announces Withdrawal of Appeal of AMEX Delisting Notice

Thursday February 10, 5:18 pm ET

DEERFIELD BEACH, Fla.--(BUSINESS WIRE)--Feb. 10, 2005--Interactive Brand Development, Inc. (AMEX:IBD - News) announced today that it has submitted to the AMEX Listing Qualifications Hearings Department a notice requesting withdrawal of its appeal of the AMEX staff's decision to commence delisting procedures. As a result of the Company's withdrawal notice, the AMEX will initiate the process of delisting the Company's common stock from AMEX. The Company anticipates that trading in the Company's common stock on the AMEX will continue through Friday, February 18, 2005. Current trading information about the Company's common stock can also be obtained from the Pink Sheets, http://www.pinksheets.com/. In addition, the Company is in the process of identifying market makers to apply for quotation of the Company's common stock on the OTC Bulletin Board, although no assurances can be made that the Company's common stock will be eligible for quotation. The basis for AMEX proceeding with delisting the Company's common stock is set forth in the Company's press release dated January 14, 2005 and its Current Report on Form 8-K, filed on January 14, 2005.

About Interactive Brand Development, Inc.

Interactive Brand Development, Inc. (AMEX:IBD - News) is a media and marketing holding company that owns Internet Billing Company (iBill), a leading online payments company, and owns a significant interest in Penthouse Media Group (PMG), publisher of Penthouse Magazine, a brand-driven global entertainment business founded in 1965 by Robert C. Guccione. PMG's flagship PENTHOUSE(TM) brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. PMG is operated by affiliates of Marc Bell Capital Partners, LLC. IBD also has investments in online auctions and classic animation libraries.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our and our subsidiaries' and affiliates' expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading "Risk Factors" and "Business" in the Company's Registration Statement on Form S-3 filed on December 29, 2004. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.